Exhibit 8.1
KIRKLAND & ELLIS LLP
AND AFFILIATED PARTNERSHIPS
200 East Randolph Drive
Chicago, Illinois 60601

(312) 861-2000	Facsimile: (312) 861-2200
www.kirkland.com
October 17, 2007
Maxcom Telecomunicaciones, S.A. de C.V.
Guillermo Gonzalez Camarona No. 2000
Colonia Centro de Cuidad Santa Fe
Mexico D.F. 01210

Re:	Registration Statement on Form F-1 Registration No. 333- 144771
Ladies and Gentlemen:
     We are issuing this opinion letter in our capacity as special U.S. legal counsel to Maxcom Telecomunicaciones, S.A. de C.V., a variable capital corporation organized under the laws of Mexico (the “Issuer”) in connection with the proposed offering by the Issuer (the “Offering”) of Ordinary Participation Certificates representing Series A Common Stock pursuant to a Registration Statement on Form F-1, as filed with the Securities and Exchange Commission on or about July 23, 2007, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented is hereinafter referred to as the “Registration Statement”).
     You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have reviewed and relied upon the Registration Statement and such other documents as we have deemed necessary. Our opinion, under the law in effect on the date hereof, is set forth in the statements made in the Registration Statement under the caption “Taxation — U.S. Federal Income Taxation.” However, due to the factual nature of the determination, we are unable to express an opinion on whether the Issuer will be a passive foreign investment company for any taxable year.
     The opinion set forth therein is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published revenue rulings, revenue procedures and announcements, existing judicial decisions and other applicable authorities. No tax ruling has been sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, an opinion of counsel is not binding on the IRS. Hence, no assurance can be given that the opinion in the Registration Statement under the caption “Taxation — U.S. Federal Income Taxation” will not be successfully challenged by the IRS or by a court. We express no opinion concerning any Federal income tax matter other than those discussed in the Registration Statement under the caption “Taxation — U.S. Federal Income Taxation.”

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KIRKLAND & ELLIS LLP
Maxcom Telecomunicaciones, S.A. de C.V.
October 17, 2007

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and the naming of our firm in the Registration Statement under the captions “Taxation — U.S. Federal Income Taxation” and “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,
/s/ Kirkland & Ellis LLP